Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES SPECIAL DISTRIBUTION AND REAFFIRMATION OF FOURTH QUARTER AND FULL YEAR 2020 GUIDANCE

- Distribution of $0.35 per Paired Share -

CHARLOTTE, N.C. – December 22, 2020 (GlobeNewswire) — Extended Stay America, Inc. and ESH Hospitality, Inc. (NASDAQ:STAY) (together, the “Company”) today announced that ESH Hospitality, Inc.’s Board of Directors has declared a special cash distribution of $0.35 per share to holders of ESH Hospitality, Inc.’s Class A and B common stock. This distribution will be payable on January 20, 2021 to shareholders of record as of January 6, 2021. Additionally, the Company re-affirms its fourth quarter and full year 2020 guidance previously issued on November 9, 2020.

Extended Stay America’s President and Chief Executive Officer, Bruce Haase, commented “We are pleased our strong performance during the pandemic has enabled us to continue to return capital to shareholders, with approximately $138 million returned to paired shareholders in 2020 inclusive of this special distribution announced today. This special “catch-up” distribution represents the remaining expected taxable income at our REIT for 2020.”

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These statements may include, but are not limited to, statements related to our expectations regarding our business performance, financial results, liquidity and capital resources, distribution policy, plans, goals, beliefs, business trends and future events, as well as the impact of the COVID-19 pandemic, its effects on the foregoing, government actions taken in response to the pandemic and actions that we have or plan to take in response to the pandemic and other non-historical statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from projected results or performance implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2020 and other documents of the Company on file with or furnished to the SEC, including the Company’s combined quarterly report on Form 10-Q filed on November 9, 2020. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company, its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America® is the leading brand in the mid-priced extended stay segment in the U.S. with 646 hotels. ESH Hospitality, Inc. (“ESH”), a subsidiary of Extended Stay America, Inc. (“ESA”), is the largest lodging REIT in North America by unit and room count, with 563 hotels and approximately 63,000 rooms in the U.S. ESA also manages or franchises an additional 83 Extended Stay America® hotels. Visit www.esa.com for more information.

Contacts
Investors or Media:
Rob Ballew
(980) 345-1546
IR@esa.com

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